                                                                      EXHIBIT 28


              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2003 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2003. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:


                                            MARCH 03          MARCH 02           VARIANCE
PROPERTY                                    APPRAISALS        APPRAISALS            IN %
Aztec Estates, FL                           $19,850,000       $19,800,000          0.25%
Kings Manor, FL                              12,300,000        11,400,000          7.89%
Old Dutch Farms, MI                           9,550,000        10,000,000         (4.50%)
Park of Four Seasons, MN                     18,650,000        17,500,000          6.57%
                                            -----------       -----------       --------

GRAND TOTAL:                                $60,350,000       $58,700,000          2.81%


                     2003 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2003 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-   Sale of the Properties in March 2003 for their appraised value.
-   Costs and selling expenses are 3.0% of the sale price.
-   Amount payable to creditors other than the mortgage debt, is negligible.
-   Tax consequences of a sale are not taken into consideration.

Calculations:
-------------
March 2003 appraised value of the properties:                 $60,350,000
                                                              -----------

Minus:   Costs and selling expenses (3.0%):                     1,810,500
         Mortgage Debt:                                        31,939,585
         Sellers' Contingent Purchase Price:                    1,970,000 *
                                                              -----------

Net Sale Proceeds:                                            $24,629,915
                                                              ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)         $19,703,932

ESTIMATED CURRENT NET ASSET VALUE PER UNIT:                       $656.80
                                                              ===========


* Reflects the $1,500,000 partial payment of Contingent Purchase Price which was paid on May 15, 1997 out of operating cash reserves.





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